Exhibit 99.1

Contacts:	Richard Powers or

	Jennifer Cook Williams	Daryl Messinger
	Corgentech Inc.	WeissComm Partners
	650-624-9600	415-999-2361

	investors@corgentech.com	daryl@weisscom.net

CORGENTECH ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

Management Will Host Conference Call at 4:30 p.m. Eastern

South San Francisco, Calif. – October 25, 2004 — Corgentech Inc. (NASDAQ: CGTK) today reported financial results for the third quarter and nine months ended September 30, 2004.

“We made significant progress in advancing the clinical development of our lead drug candidate, edifoligide (E2F Decoy) for the treatment of bypass vein graft and arterio-venous graft failure,” said John P. McLaughlin, Corgentech’s president and chief executive officer.  “Moreover, we continued to expand our pipeline of new transcription factor decoys and broaden potential methods of delivery for these drugs.  We expect to release top-line results by the end of this year for our Phase 3 trial of edifoligide (E2F Decoy) in peripheral bypass (i.e. in the leg) graft failure.  This analysis of the treatment’s efficacy and safety will be followed by data from a separate Phase 3 trial in coronary artery bypass graft (CABG) failures by the end of the first quarter of 2005.  If the clinical data are positive, then we expect to file an NDA (New Drug Application) in the first half of 2005 for the single indication of prevention of bypass graft failure.”

“Two promising drug candidates — NF-kappa-B Decoy and HIF Decoy — are moving rapidly through preclinical testing, and we expect to begin a Phase 1/2 trial of NF-kB Decoy in patients with eczema in the first half of 2005,” continued McLaughlin.  “In addition, our recent license of Cyclacel peptide delivery technology promises to expand the potential of our TF Decoys to treat an even broader range of diseases in the future.”

Third Quarter 2004 Financial Results

Revenue in the third quarter of 2004 was $9.3 million and was derived from the reimbursement of development costs and from the amortization of the initial non-refundable, up-front license payment of $25.0 million received from Bristol-Myers Squibb in connection with our collaboration to jointly develop and commercialize edifoligide (E2F Decoy). The company did not generate revenue in the third quarter of 2003.

Total operating expenses were $22.3 million in the third quarter of 2004, compared to $14.7 million in the third quarter of 2003. The increase in operating expenses was due to increased expenses related to the expansion of preclinical development of next generation transcription factor decoys for inflammatory disease and cancer.  In addition there were pre-marketing costs associated with our two Phase 3 clinical trials, preparation of regulatory submissions and costs associated with enrollment of our Phase 1/2 trial for arterio-venous (AV) graft failure.

For the third quarter of 2004, the net loss was $12.5 million, or $0.46 per share, versus a net loss of $15.7 million, or $7.78 per share, in the third quarter of 2003.

For the nine months of 2004, the company had revenue of $27.7 million and a net loss of $27.9 million, or $1.19 per share, compared to a net loss of $39.7 million, or $20.19 per share for the same period in 2003. The company did not have revenue in the nine months of 2003.

As of September 30, 2004, cash, cash equivalents and short-term investments were $130.7 million, compared to $139.4 million at June 30, 2004.

Financial Outlook for 2004

We are increasing the revenue guidance for 2004 to a range of $30 million to $35 million from our previously provided guidance on July 22, 2004 of revenue between $25 million and $30 million.  Our estimate for the 2004 net loss remains unchanged in a range of $40 million to $45 million and we now expect to end the year with cash and investments of at least $100 million.

Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 4:30 p.m. Eastern time, today, October 25, 2004 to discuss the third quarter 2004 results, and to review the company’s progress and outlook. The call will be available via live audio broadcast over the Internet on the Corgentech website at www.corgentech.com from the Investor Information page. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling 1(800)-642-1687 (international dial: 706-645-9291) and giving the following pass code: 1589304. The webcast will be available until the company’s next quarterly financial results conference call.

About Corgentech

Corgentech is a biopharmaceutical company engaged in the discovery, development and commercialization of a new class of therapeutics called transcription factor decoys, or TF decoys. We are creating a pipeline of novel therapeutics based on our proprietary TF decoy technology, focused initially on the treatment of cardiovascular disease, inflammatory disease, and cancer.  For more information on the company and its technology, visit www.corgentech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These include without limitation statements related to our clinical trials, product candidates, and operations.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon our current expectations.  Forward-looking statements involve risks and uncertainties.  Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of our clinical trials, intellectual property matters, difficulties or delays in obtaining regulatory approval, manufacturing our lead product candidate, competition from other pharmaceutical or biotechnology companies, our ability to obtain additional financing to support our operations and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof.

~financial statements to follow~

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Corgentech Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Contract revenue	$9,266	$—	$27,651	$—
Operating expenses:
Research and development	18,172	13,642	46,831	35,622
General and administrative	4,119	1,058	9,932	3,284

Total operating expenses	22,291	14,700	56,763	38,906

Loss from operations	(13,025)	(14,700)	(29,112)	(38,906)
Interest and other income, net	546	(1,024)	1,237	(806)

Net loss	$(12,479)	$(15,724)	$(27,875)	$(39,712)

Basic and diluted net loss per common share	$(0.46)	$(7.78)	$(1.19)	$(20.19)

Shares used to compute basic and diluted net loss per common share	27,391,031	2,020,200	23,494,728	1,967,113

Corgentech Inc.

Condensed Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	(unaudited)	(Note)

Assets
Cash, cash equivalents and short-term investments	$130,721	$54,590
Other current assets	11,005	9,715

Total current assets	141,726	64,305

Property and equipment, net	3,077	2,278
Other assets, non-current	2,040	2,740

Total assets	$146,843	$69,323

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities	$20,924	$17,289
Long term obligations	10,526	16,520
Convertible preferred stock	—	114,332
Total stockholders’ equity (deficit)	115,393	(78,818)

Total liabilities, convertible preferred stock and stockholders’ equity	$146,843	$69,323

(Note): Derived from audited financial statements at that date.